UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20529

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Exchange Act of 1934 (Amendment No.)

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☐ PreliminaryProxy Statement	☐ Confidential, for Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

ZIX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 31, 2012, Zix Corporation issued a press release titled “Zix Corporation to Host Annual Shareholders Meeting on June 6.” A copy of the press release is attached. The 2012 ZixCorp shareholders meeting Web page can be found at http://investor.zixcorp.com/phoenix.zhtml?c=108645&p=proxy.

Media Alert	For Distribution

Zix Corporation to Host Annual Shareholders Meeting on June 6

DALLAS — May 31, 2012 — Zix Corporation (Nasdaq: ZIXI) will host its 2012 annual shareholders meeting on Wednesday, June 6, 2012, at 10 a.m. CT. The meeting will be held in the Cityplace Conference Center in Dallas.

All shareholders are invited to attend the meeting in person, and all interested parties are invited to listen to a live webcast. For additional information, please visit the 2012 ZixCorp shareholders meeting Web page.

Shareholders should have already received proxy materials, including the proxy statement, proxy cards and 2011 annual report. Shareholders are encouraged to vote online at www.proxyvote.com or by phone at 1-800-579-1639. Online and telephone votes must be cast by 11:59 p.m. ET on June 5, 2012. Additional instructions are available on the proxy card and the 2012 ZixCorp shareholders meeting Web page. Shareholders are urged to carefully read the proxy materials before voting.

About Zix Corporation

Zix Corporation provides the only email encryption services designed with your most important relationships in mind. The most influential companies and government organizations use the proven ZixCorp® Email Encryption Services, including WellPoint, the SEC and more than 1,400 hospitals and 1,700 financial institutions. ZixCorp Email Encryption Services are powered by ZixDirectory®, the largest email encryption community in the world. The tens of millions of ZixDirectory members can feel secure knowing their most important relationships are protected. For more information, visit www.zixcorp.com.

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ZixCorp Contacts:

Investor Relations: Charles Messman (323) 468-2300, zixi@mkr-group.com

Public Relations: Taylor Stansbury Johnson (214) 370-2134, tstansbury@zixcorp.com

Zix Corporation    |    2711 N. Haskell Ave.    |    Suite 2300, LB 36    |    Dallas, TX 75204    |    phone 866 257 4949    |    fax 214 370 2070    |    www.zixcorp.com